CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Leader Funds Trust and to the use of our report dated July 30, 2020 on the financial statements and financial highlights of Leader High Quality Low Duration Bond Fund and Leader Total Return Fund, each a series of shares of beneficial interest in Leader Funds Trust. Such financial statements and financial highlights appear in the May 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 8, 2021